Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement(“Agreement”), dated effective for all purposes as of December 15, 2019 (the “Effective Date”), by and between PETROLIA ENERGY CORPORATION, a Texas corporation (the “Company’’), and MARK ALLEN, a Texas resident (the “Consultant”).

WITNESSETH;

WHEREAS, the Company is an energy company that desires to obtain the services of the Consultant, and the Consultant desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement and other good and valuable consideration, the parties agree as follows:

ARTICLE 1

EMPLOYMENT

The Company hereby agrees to employ or to continue to employ the Consultant, and the Consultant hereby agrees to serve or continue to serve the Company, as herein set forth. lor the term of this Agreement.

ARTICLE 2

DUTIES AND OBLIGATIONS

During the term of this Agreement. Consultant will devote his best efforts to serving as a Consultant of the Company, performing such duties as the Company may from time to time reasonably require. The Consultant shall work alongside the Company’s management, but shall ultimately report to the Company’s CEO, who shall assign the Consultant its duties which will include leading and providing management oversight on most of the field work for the Company’s SUDS field located in Creek County, Oklahoma (the “SUDS Field) with assistance from the Company’s field staff, as needed. In the performance of his duties, the Consultant will follow the Company’s existing standard written policies and procedures, as well as any other standard written policies and procedures hereafter established by the Company.

Additionally, effective as of the Effective Date of this Agreement, the Consultant shall provide funding for the following activities pertaining to the SUDS Field which have been mutually agreed upon by the Consultant and the Company: (i) $43,000 for SUDS Field Phase 1, (ii) $19,000 for SUDS Field Phase IT, (iii) $73,000 for SUDS Field Phase Ill, (iv) $65,000 for SUDS Field Phase IV, for a total financial obligation of $200,000 for the SUDS Field; provided, however, the Consultant shall use after SUDS Field Phase III is completed, for a technical and economic review, before SUDS Field Phase IV commences. If (and only if the analytics from the review are jointly acceptable to the Consultant and the Company, SUDS Field Phase IV shall commence.

The Consultant shall receive 50% of the SUDS Field net revenue for oil and gas sales (less royalties, taxes, LOE and Mark Allen compensation) monthly oil and gas revenue until a total return of 200% of the funds provided by the Consultant, including 10% interest on the principal funding, With the entire amount is recouped by the Consultant For clarity, once the Consultant receives $400k 1 plus any remaining interest on the principal ($20K)1, then this debt will be fully paid off.

Management oversight of the SUDS Field shall be returned to the Company upon the expiration or termination of this Agreement.

A 1.5% override royalty interest in the SUDS Field will be temporarily granted to the Consultant until a total return of 200% of the funds provided by the Consultant. including 10% interest on the principal funding is paid.

ARTICLE3

COMPENSATION

3.1 Base Compensation. As compensation for the Consultant’s services hereunder, the Consultant shall receive the following: (i) a monthly fee of $10,000.00; provided, however, the payment of such fee shall be deferred and added to the principal debt which is subsequently paid from production revenue from the Company’s SUDS field located in Creek County, Oklahoma for 90 days from the Effective Date, (ii) 250,000 warrants@ $0.10 a share of Company stock, granted as of the Effective Date of this Agreement, (iii) 250,000 shares of Company stock, to be paid upon the successful completion of the Company’s SUDS Field Phase I, Phase 11, Phase m and Phase IV. All warrants will have a one year term as of the Effective Date. The Company shall add the Consultant to its existing workers compensation policy as a consultant.

3.2 Reimbursement The Company shall also reimburse the Consultant during the term of this Agreement for reasonable and necessary business expenses reasonably incurred by the Consultant on behalf of the Company that are pre-approved in writing by the Company. Notwithstanding anything to the contrary elsewhere herein contained, (i) reasonable and necessary travel expenses incurred by the Consultant prior to the Effective Date will be promptly reimbursed. and (ii) reasonable and necessary travel expenses incurred by the Consultant on or subsequent to the Effective Date will be included in the capex calculation for the Company’s SUDS Field and reimbursed through the field’s revenue.

3.3 Required Deductions. The parties expressly acknowledge that the Consultant, in the performance of services hereunder, is a Consultant of the Company. Accordingly, the Company will deduct from all compensation paid to the Consultant pursuant to this Agreement any sums, if any, that are required by any applicable law or other requirement of any applicable governmental body.

1 Assuming full funding of $200,000 for all four stages of SUDS Field funding by the Consultant.

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ARTICLE 4

TERM AND TERMINATION

4.1 Term. The term of employment under this Agreement shall commence on the Effective Date and continue for a term of three (3) months unless mutually extended on a month to month basis thereafter or sooner terminated in accordance with this Agreement.

4.2 Termination. Notwithstanding anything to contrary elsewhere contained, this Agreement shall automatically terminate and be of no further force and effect {except as provided in Article 4.2.3, below) on the first to occur of the following:

4.2.1 Termination for Specific Breaches. In the event the Consultant has conducted himself in a manner that constitutes neglect of his duties, willful misconduct, insubordination, fraud upon the Company, dishonesty, misappropriation of the Company’s assets, this Agreement may then be immediately terminated in the reasonable discretion of the Company by providing written notice to the Consultant.

4.2.2 Termination for Breach. In the event either party shall give written notice to the other that such other party has defaulted in the performance of any material obligation hereunder and such default is not cured within ten (10) business days after giving such notice, the party giving such notice shall have the right to terminate this Agreement immediately upon the expiration of such ten (I 0) business day period.

4.2.3 Effects of Termination. Upon termination of this Agreement for any reason, neither party shall have any further obligation hereunder except for: (i) obligations accruing prior to the date of termination, and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement.

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ARTICLES

CONFIDENTIALITY AND NON-SOLICITATION

5.1 Confidentiality Agreement. The Consultant understands and acknowledges that during the course of its employment by the Company, the Consultant will have access to “Confidential Information” concerning the Company’s clients and that the Consultant has a duty not to use such information in competition with the Company or any affiliate of the Company and not to disclose or permit such information to be disclosed to any third party, other person, firm or corporation during the term of this Agreement or at any time thereafter without the express written consent of the Company For purposes of this Agreement, ‘‘Confidential Information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, methods, techniques, systems, formulas, writings, research, personnel information and office manuals, forms, plans, strategies. trade secrets or any other information of whatever nature in the possession or control of the Company or an affiliate of the Company that is not generally known or available to members of the general public as it may be amended from time to time. The Consultant further agrees that if his engagement hereunder is terminated for any reason, he will not take originals or copies of. any records. papers. programs. computer software or documents or any other matter of whatever nature that contains Confidential Information.

5.2 Non-solicitation Agreement. For so long as this Agreement is in effect and for a period of twelve (12) months after cancellation or termination of the Agreement for any reason whatsoever the Consultant shall not in any manner whatsoever (directly or indirectly) solicit or attempt to solicit: (i) any employee of the Company for employment elsewhere, or (ii) any client or customer of the Company for services elsewhere that are provided by the Company.

Remedies. Without in any manner whatsoever limiting other possible remedies for breach of the covenants contained in this Article 5, notwithstanding anything to the contrary elsewhere contained, the Consultant agrees that injunctive or other equitable relief shall be available to enforce such covenants, such relief to be without the necessity of posting a bond, cash or otherwise.

ARTICLE6

ADDITIONAL PROVISIONS

6.1 Relationship of the Consultant. Notwithstanding anything to the contrary elsewhere contained, the relationship between the Consultant and the Company shall be that of an independent contractor, limited to the performance of the duties and responsibilities contemplated by and in accordance with the terms of this Agreement Nothing herein shall be construed to authorize Consultant to act as an agent of the Company for any other purposes.

6.2 Applicable Law. This Agreement, and the rights and obligations of the parties hereunder, shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Texas.

6.3 Venue. Venue for any lawsuit or other legal proceeding pertaining to this Agreement shall be brought exclusively in the courts with appropriate jurisdiction located in Harris County, Texas.

6.4 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that the Consultant may not assign this Agreement or any or all of his rights or obligations hereunder.

6.5 Waiver of Breach. The waiver by the Company of a breach or violation of any provision of this Agreement shall not operate as or be construed to be, a waiver by the Company of any subsequent breach of the same or other; provision hereof

6.6 Severability. In the event all or part of any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms.

6.7 Survival. The provisions of Article 5 shall expressly and indefinitely survive the cancellation or termination of this Agreement.

6.8 Entire Agreement. This Agreement supersedes all previous contracts and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the subject matter hereof: and no party shall be entitled to other benefits than those specified herein. As between or among the parties , no oral slaLe1m.:11Ls or prior written material not specifically incorporated herein shall be of any force and effect.

6.9 Amendment. This agreement may be amended only in writing by both parties.

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IN WITNESS WHEREOF , the parties hereto have caused this Agreement to be executed in multiple originals to be effective for all purposes as of the Effective Date.

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